Aflac Incorporated Form 8-K
EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES FOURTH QUARTER RESULTS,
SEES 2008 RBC RATIO ABOVE 450%,
AFFIRMS 2009 OPERATING EPS TARGET
COLUMBUS, Georgia — February 2, 2009 — Aflac Incorporated today reported its fourth quarter results.
Total revenues benefited from the strengthening of the yen to the dollar in the fourth quarter, rising 6.0% to $4.3 billion, compared with $4.0 billion in the fourth quarter of 2007. Net earnings were $197 million, or $.42 per diluted share, compared with $382 million, or $.78 per share, a year ago.
For the full year of 2008, our results also benefited from the stronger yen/dollar exchange rate, compared with 2007. Total revenues were $16.6 billion, an increase of 7.5% over 2007. Net earnings were $1.3 billion, or $2.62 per diluted share, compared with $1.6 billion, or $3.31 per share, in 2007. The decline in net earnings for the full year was attributable to realized investment losses. Realized investment losses were $655 million in 2008, or $1.37 per diluted share, compared with realized investment gains of $19 million, or $.04 per share, in 2007. The impact of SFAS 133 was immaterial for both 2008 and 2007.
Net earnings in the fourth quarter included realized investment losses of $262 million, or $.56 per diluted share, compared with a loss of $1 million, or nil per diluted share in the fourth quarter of 2007. Approximately $117 million of the after-tax investment losses in the fourth quarter related to the previously announced impairment of the company’s investment in three Icelandic banks. Following an impairment analysis in the fourth quarter, the company concluded there was an increased probability that the contractual terms of interest and principal payments may not be met for certain collateralized debt obligations (CDOs). As a result, the company realized $125 million of after-tax losses related to the impairment of CDOs.
As discussed in the company’s third quarter earnings announcement, Aflac owns a portfolio of perpetual debentures, or so-called “hybrid securities.” The company’s holdings of these perpetual debentures, which have characteristics of both debt and equity investments, totaled $9.1 billion at amortized cost ($8.0 billion at fair value) at the end of December 31, 2008. Included in the company’s investment in perpetual debentures are $6.5 billion at amortized cost ($6.2 billion at fair value) of Upper Tier II securities and $2.6 billion at amortized cost ($1.8 billion at fair value) of Tier I securities. At the end of 2008, 92% of the company’s total perpetual debenture securities were rated A or higher. With the exception of the previously mentioned Icelandic bank securities that were written off in the fourth quarter of 2008, all of the perpetual debentures owned by Aflac were current on interest and principal payments at the end of the year.
On October 14, 2008, the Securities and Exchange Commission (SEC) issued a letter to the Financial Accounting Standards Board (FASB) on the topic of hybrid securities. The SEC’s letter noted that due to the debt characteristics of hybrid securities, a debt impairment model could be used for filings subsequent to October 14, 2008, until the FASB further addresses whether a debt or equity impairment approach is most appropriate. With no action taken by the FASB in the fourth quarter, Aflac continued to apply its debt impairment model to its perpetual debenture investments, which Aflac has applied for reporting periods commencing after June 30, 2008. As such, no impairment charges of our perpetual debentures were warranted in the fourth quarter other than those related to previously mentioned Icelandic banks.
We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac’s underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan’s yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.
Operating earnings in the fourth quarter of 2008 were $458 million, compared with $382 million in the fourth quarter of 2007. Operating earnings per diluted share rose 25.6% to $.98, compared with $.78 per share a year ago. The stronger yen/dollar exchange rate increased operating earnings per diluted share by $.07 for the fourth quarter. Excluding the benefit from the stronger yen, operating earnings per diluted share rose 16.7% in the fourth quarter.
Operating earnings for the year were $1.9 billion, or $3.99 per diluted share, compared with $1.6 billion, or $3.27 per share, in 2007. Excluding the benefit of $.23 per share from the stronger yen, operating earnings per diluted share rose 15.0% for the year. That result was in line with our upwardly revised expectation of a 15% increase in operating earnings per diluted share before the impact of currency translation.
Total investments and cash at the end of December were $68.6 billion, or 20.1% higher than a year ago. The increase in total investments and cash resulted from solid cash flows to investments and a stronger yen/dollar exchange rate at the end of the year, compared with year-end 2007. However, these benefits were somewhat offset by the global widening of credit spreads, which produced lower fair values for debt securities that are classified as available for sale on the balance sheet. Gross unrealized losses on investment securities classified as available for sale were $4.1 billion at December 31, 2008, compared with $3.1 billion at September 30, 2008, and $1.0 billion a year ago. Approximately $357 million of the increase in the gross unrealized loss from the end of the third quarter to the end of the fourth quarter on available-for-sale investments was attributable to the 13.8% strengthening of the yen to the dollar.
Shareholders’ equity was $6.6 billion at December 31, 2008, compared with $6.5 billion at September 30, 2008, and $8.8 billion a year ago. Shareholders’ equity at December 31, 2008, included a net unrealized loss on investment securities of $1.2 billion, which primarily resulted from the widening of credit spreads, compared with a net unrealized loss of $882 million at September 30, 2008, and a net unrealized gain on investment securities of $874 million a year ago. The return on average shareholders’ equity in the fourth quarter was 12.0%. On an operating basis, (excluding realized investment losses and the impact of SFAS 133 from net earnings and unrealized investment gains/losses in shareholders’ equity) the return on average shareholders’ equity was 24.0% for the fourth quarter of 2008. For the full year, the return on average shareholders’ equity was 16.3%, and on an operating basis it was 24.2%.
AFLAC JAPAN
Aflac Japan premium income in yen rose 3.3% in the fourth quarter. Net investment income decreased ..5%. Investment income growth in yen terms was lowered by the stronger yen/dollar exchange rate because approximately 34% of Aflac Japan’s fourth quarter investment income was dollar-denominated. Total revenues were up 2.3%. The benefit ratio improved over a year ago, and as a result, the pretax operating profit margin expanded from 15.0% to 16.3%. Pretax operating earnings in yen increased 11.6%. For the year, premium income in yen increased 3.5%, and net investment income was unchanged. Total revenues were up 2.8%, and pretax operating earnings grew 8.4%.

The average yen/dollar exchange rate in the fourth quarter of 2008 was 96.55, or 17.3% stronger than the average rate of 113.24 in the fourth quarter of 2007. For the full year, the average exchange rate was 103.46 in 2008, or 14.0% stronger than the rate of 117.93 for the full year of 2007.
Benefiting from the stronger average yen in the fourth quarter, premium income in dollars increased 21.6% to $2.9 billion. Net investment income rose 17.1% to $546 million. Total revenues advanced 20.3% to $3.4 billion. Pretax operating earnings were $560 million, or 30.9% higher than a year ago. For the full year, Aflac Japan’s results in dollar terms were also helped by the stronger yen/dollar exchange rate. Premium income was $10.7 billion, up 18.1% from a year ago. Net investment income rose 14.0% to $2.1 billion. Total revenues were up 17.3% to $12.7 billion. Pretax operating earnings were $2.2 billion, or 23.6% higher than a year ago.
Aflac Japan sales declined .1% in the fourth quarter to 30.3 billion yen, or $316 million. For the year, total new annualized premium sales were up slightly to 114.7 billion yen, or $1.1 billion. Cancer insurance sales were strong in the fourth quarter, rising 20.3% and accounting for 36% of total new sales in the quarter. The sharp increase in cancer insurance sales primarily reflected our efforts at upgrading our existing coverage to the benefit levels of our newest cancer insurance product. Bank channel sales declined 26.8% in the fourth quarter, compared with the third quarter of 2008, to 959 million yen. We believe the decline was primarily attributable to the global financial crisis. During the fourth quarter, many banks initiated service calls to customers who had purchased other insurance companies’ investment products through the banks. Those service calls took away from the time available to sell our products. At the end of 2008, Aflac Japan’s products were available to customers of 242 banks. Sales of our cancer insurance product through the Japan Post Network Co. began in October 2008, and were 193 million yen, or .6% of total new sales in the fourth quarter.
AFLAC U.S.
Aflac U.S. premium income increased 7.0% to $1.1 billion in the fourth quarter. Net investment income increased .7% to $128 million. Total revenues rose 6.2% to $1.2 billion. Pretax operating earnings declined 5.5% to $160 million. For the year, premium income rose 8.5% to $4.3 billion. Net investment income increased .9% to $505 million. Total revenues were up 7.7% to $4.8 billion. Pretax operating earnings rose 7.6% to $745 million.
The weak economy continued to pose challenges to our U.S. sales growth. Total new annualized premium sales were down 5.6% to $446 million in the fourth quarter. For the year, total new annualized premium sales decreased .4% to $1.6 billion. Although still a small contributor to total new sales, we were pleased to see strong life insurance sales in 2008. Life insurance sales rose 12.9% for the year and accounted for 6.2% of total new sales. We believe the improvement in life sales resulted from promoting life and health insurance bundles, which we initiated in April of 2008. Despite the sluggish sales results, we continued to make strides in expanding our sales force. During the fourth quarter, we recruited more than 6,000 new sales associates, an increase of 7.4% over the fourth quarter of 2007. The number of average producing sales associates rose .6% in the fourth quarter and 2.6% for the year.
OUTLOOK
Commenting on the company’s fourth quarter and full-year results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Overall, I am pleased with our financial results and our accomplishments in 2008. It certainly proved to be a more challenging year than we anticipated due to continued economic deterioration. Even though we did not meet our annual sales objectives for Aflac Japan or Aflac U.S. in 2008, we continued to build on the strong foundations of our insurance operations. In Japan, we made major strides in diversifying and expanding our distribution system through the addition of the bank channel and the Japan Post Network Co. We also enhanced our product line to better meet the needs of consumers. In the United States, we produced steady growth in the number of new payroll accounts throughout the year, while also continuing to recruit and train new sales associates to further penetrate the vast U.S. market.

“I also remain very pleased with the quality and strength of our balance sheet. Although 2008 was marked by realized investment losses that were unusually high by Aflac standards, we believe our investment philosophy of matching our long-duration, yen-denominated liabilities with securities of comparable characteristics is the most prudent approach for us to take. That approach has served us very well in the past and we believe it will be effective in the future. We will also retain our conservative approach to managing our investment portfolio. At the end of the year, more than 98% of our total investments and cash were in fixed maturity securities or perpetual debentures. Of those securities, just 1.8% was rated below investment grade at year-end 2008.
“More than anything, we are intensely focused on our capital level. Despite the negative impacts of the stronger yen and realized investment losses, Aflac’s capital position from a U.S. regulatory standpoint remained very strong. Although we have not yet finalized our statutory financial statements, we estimate that our risk-based capital ratio exceeded 450% at December 31, 2008. We do not anticipate a need for raising additional capital.
“Although we have a cautious outlook for sales in 2009 due to the current global economic uncertainty, we believe flat sales to a 5% increase in both Japan and the United States are reasonable targets for this year. However, our sales expectations could change if the U.S. and Japanese economies experience further deterioration. Importantly, our objective for 2009 operating earnings growth has not changed. Our goal is to increase operating earnings per diluted share 13% to 15% this year to $4.51 to $4.59 per diluted share, excluding the impact of the yen. However, the yen is currently stronger to the dollar than it was in 2008. If the stronger yen persists and averages 90 to 95 for the full year, we would expect reported earnings to be in the range of $4.73 to $4.96 per diluted share.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s list of America’s Most Admired Companies for seven years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for eleven consecutive years. Aflac has been recognized three times by both Fortune magazine’s list of the Top 50 Employers for Minorities and Working Mother magazine’s list of the 100 Best Companies for Working Mothers and has also been included in Ethisphere magazine’s list of the World’s Most Ethical Companies for two consecutive years. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
A copy of Aflac’s Financial Analyst Briefing (FAB) supplement for the fourth quarter of 2008 can be found on the “Investors” page at aflac.com.
Aflac Incorporated will host a conference call to discuss the strength of the company’s capital position. It will be webcast via the “Investors” page of aflac.com on Tuesday, February 3, 2009, at 9:00 a.m.(EST).
In addition, Aflac Incorporated will webcast a presentation on 2008 financial highlights and the outlook for 2009 via the “Investors” page of aflac.com at 6:40 p.m. (EST) on Tuesday, February 3, 2009.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED — IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2008	2007	% Change

Total revenues	$4,260	$4,018	6.0%

Benefits and claims	2,835	2,431	16.6

Total acquisition and operating expenses	1,124	1,002	12.3

Earnings before income taxes	301	585	(48.6)

Income taxes	104	203

Net earnings	$197	$382	(48.4)%

Net earnings per share — basic	$.42	$.79	(46.8)%

Net earnings per share — diluted	.42	.78	(46.2)%

Shares used to compute earnings per share (000):
Basic	465,450	486,017	(4.2)%
Diluted	468,978	492,240	(4.7)

Dividends paid per share	$.24	$.205	17.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED — IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2008	2007	% Change

Total revenues	$16,554	$15,393	7.5%

Benefits and claims	10,499	9,285	13.1

Total acquisition and operating expenses	4,141	3,609	14.7

Earnings before income taxes	1,914	2,499	(23.4)

Income taxes	660	865

Net earnings	$1,254	$1,634	(23.2)%

Net earnings per share – basic	$2.65	$3.35	(20.9)%

Net earnings per share – diluted	2.62	3.31	(20.8)

Shares used to compute earnings per share (000):
Basic	473,405	487,869	(3.0)%
Diluted	478,815	493,971	(3.1)

Dividends paid per share	$.96	$.80	20.0%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED — IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

DECEMBER 31,	2008	2007	% Change

Assets:

Total investments and cash	$68,550	$57,056	20.1%

Deferred policy acquisition costs	8,237	6,654	23.8

Other assets	2,544	2,095	21.5

Total assets	$79,331	$65,805	20.6%

Liabilities and shareholders’ equity:

Policy liabilities	$66,219	$50,676	30.7%

Notes payable	1,721	1,465	17.5

Other liabilities	4,752	4,869	(2.4)

Shareholders’ equity	6,639	8,795	(24.5)

Total liabilities and shareholders’ equity	$79,331	$65,805	20.6%

Shares outstanding at end of year (000)	466,615	486,530	(4.1)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED — IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED DECEMBER 31,	2008	2007	% Change

Operating earnings	$458	$382	19.9%

Reconciling items, net of tax:
Realized investment gains (losses)	(262)	(1)
Impact from SFAS 133	1	1

Net earnings	$197	$382	(48.4)%

Operating earnings per diluted share	$.98	$.78	25.6%

Reconciling items, net of tax:
Realized investment gains (losses)	(.56)	—
Impact from SFAS 133	—	—

Net earnings per diluted share	$.42	$.78	(46.2)%
RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED — IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

TWELVE MONTHS ENDED DECEMBER 31,	2008	2007	% Change

Operating earnings	$1,912	$1,613	18.5%

Reconciling items, net of tax:
Realized investment gains (losses)	(655)	19
Impact from SFAS 133	(3)	2

Net earnings	$1,254	$1,634	(23.2)%

Operating earnings per diluted share	$3.99	$3.27	22.0%

Reconciling items, net of tax:
Realized investment gains (losses)	(1.37)	.04
Impact from SFAS 133	—	—

Net earnings per diluted share	$2.62	$3.31	(20.8)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED DECEMBER 31, 2008	Changes	Changes[2]

Premium income	17.2%	4.0%

Net investment income	12.1	2.8

Total benefits and expenses	15.4	2.3

Operating earnings	19.9	12.3

Operating earnings per diluted share	25.6	16.7
[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.
EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
TWELVE MONTHS ENDED DECEMBER 31, 2008	Changes	Changes[2]

Premium income	15.2%	4.9%

Net investment income	10.5	3.4

Total benefits and expenses	13.5	3.4

Operating earnings	18.5	11.6

Operating earnings per diluted share	22.0	15.0
[1]	The numbers in this table are presented on an operating basis, as previously described.
[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2009 OPERATING EARNINGS PER SHARE SCENARIOS

Average	Annual
Exchange	Operating			% Growth			Yen
Rate	EPS			Over 2008			Impact

85	$5.04	-	5.12	26.3	-	28.3%	$.53

90	4.87	-	4.96	22.1	-	24.3	.37

95	4.73	-	4.81	18.5	-	20.6	.22

103.46*	4.51	-	4.59	13.0	-	15.0	—

105	4.47	-	4.55	12.0	-	14.0	(.04)

110	4.37	-	4.44	9.5	-	11.3	(.15)
*	Actual 2008 weighted-average exchange rate
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).
Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments, including changes to health care and health insurance delivery; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to the parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan, including increased uncertainty in the U.S. and international financial markets.
Analyst and investor contact — Kenneth S. Janke Jr., 800.235.2667 — option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact — Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com